UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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RICHARDSON ELECTRONICS, LTD.

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147-0393

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 10, 2023

Dear Stockholders:

On behalf of the Board of Directors and management of Richardson Electronics, Ltd. (“Richardson” or the “Company”), I invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, October 10, 2023, at 2:00 p.m. Central Time, at our corporate headquarters at 40W267 Keslinger Road, LaFox, Illinois 60147-0393.

The purpose of the Annual Meeting is to consider and vote on the following matters:

1.
To elect seven directors nominated by Richardson’s Board of Directors for a term expiring at the 2024 Annual Meeting (Proposal 1);
2.
To ratify the selection of BDO USA, P. A. as the Company’s independent registered public accounting firm for fiscal year 2024 (Proposal 2);
3.
To approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3);
4.
Non-binding advisory vote on the frequency of an advisory vote on the compensation of the Company's Named Executive Officers (Proposal 4); and
5.
To act upon any other business that may properly come before the meeting or at any adjournment or postponement thereof.

We currently are not aware of any other matters scheduled to come before the Annual Meeting. All stockholders are invited to attend the meeting, although only stockholders of record at the close of business as of August 11, 2023 (the record date) are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. You may vote by telephone, via the Internet or by mail before the Annual Meeting or in person at the Annual Meeting. For specific instructions regarding the voting of your shares, please refer to the accompanying proxy card. We encourage you to vote by telephone, Internet or mail in advance of the Annual Meeting even if you currently plan to attend the Annual Meeting.

This year we are again taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. On or about August 24, 2023, we will send notice of Internet availability of proxy materials to holders of our common stock as of the record date. The notice describes how stockholders can access electronic copies of our proxy materials beginning on August 24, 2023.

By Order of the Board of Directors,

EDWARD J. RICHARDSON Chairman of the Board, Chief Executive Officer and President

Notice of Internet Availability of Proxy Materials

We are making this proxy statement and our annual report for the 2023 fiscal year available to stockholders electronically via the Internet. On or about August 24, 2023, we will mail to most of our stockholders a notice containing instructions on how to access this proxy statement and our annual report electronically via the Internet and to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, will receive e-mail notification of how to access our proxy materials and vote via the Internet or by telephone, or will be mailed paper copies of our proxy materials and a proxy card on or about August 24, 2023.

PROXY STATEMENT

RICHARDSON ELECTRONICS, LTD.

PROXY STATEMENT

ANNUAL MEETING INFORMATION

General

The Board of Directors of Richardson Electronics, Ltd. (the “Company,” “we,” “our” or “us”) is soliciting your proxy for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate headquarters (and principal executive offices) located at 40W267 Keslinger Road, LaFox, Illinois 60147-0393, on Tuesday, October 10, 2023, at 2:00 p.m. Central Time, and at any and all adjourned or postponed sessions of the Annual Meeting. On or about August 24, 2023, we will mail to our stockholders of record as of the record date a notice of Internet availability of proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended May 27, 2023. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request a paper copy by mail by following the instructions in the notice.

Record Date and Quorum

Holders of our common stock and Class B common stock of record at the close of business on August 11, 2023, the record date, are entitled to notice of and to vote their shares at the Annual Meeting. At the record date, 12,209,339 shares of our common stock and 2,051,488 shares of our Class B common stock were issued and outstanding. The common stock is listed for trading on the Nasdaq Global Select Market under the symbol “RELL”. The presence in person or by proxy of the holders of record of a majority of the combined voting power of the outstanding shares of common stock and Class B common stock entitled to vote is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes (as defined below) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

How to Vote

Stockholders can simplify their voting and reduce Company expenses by voting by telephone or via the Internet. If you vote by telephone or via the Internet, you do not need to mail back your proxy card. Telephone and Internet voting information is provided on your proxy card. A control number located on the proxy card is designed to verify your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded.

If your shares are held in the name of a bank or broker, you should follow the voting instructions you receive from the bank or broker. The availability of telephone or Internet voting will depend on your bank or broker’s voting process. If you choose not to vote by telephone or Internet, please return your proxy card properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card.

The election of directors (Proposal 1), the non-binding advisory vote on executive compensation (Proposal 3) and the non-binding advisory vote on the frequency of an advisory vote on the compensation of executives (Proposal 4) are “non-discretionary” matters. Therefore, your broker may not vote your shares with respect to these items unless it receives your voting instructions, and if it does not, those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in street name by a bank or broker that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. See “Vote Required, Abstentions and Broker Non-Votes” for more information regarding the effect of broker non-votes.

If your proxy card is signed and returned without specifying choices, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of each matter in this Proxy Statement.

The Board of Directors recommends that you vote:

•
FOR the election of each director nominee (Proposal 1);
•
FOR the ratification of the selection of BDO USA, P. A. as our independent registered public accounting firm for fiscal year 2024 (Proposal 2);
•
FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 3); and
•
ONE YEAR for the non-binding advisory vote on the frequency of an advisory vote on the compensation of the Company's Named Executive Officers (Proposal 4)

The Company knows of no other matters scheduled to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies solicited hereby will be voted on such matters at the discretion of the persons named as proxies, except proxies that are marked to deny discretionary authority.

We encourage you to vote your shares in advance of the Annual Meeting date even if you plan to attend the Annual Meeting.

Vote Required, Abstentions and Broker Non-Votes

Holders of common stock are entitled to one vote for each share of common stock held on the record date, and holders of the Class B common stock are entitled to ten votes for each share of Class B common stock held on the record date.

If a quorum is present at the Annual Meeting, the seven candidates for director under Proposal 1 who receive the highest number of affirmative votes will be elected. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

The affirmative vote of shares representing a majority in voting power of the Company’s common stock (both common stock and Class B commons stock) present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of Proposals 2 and 3. Proxy cards marked as abstentions on Proposals 2, 3 and 4 will not be voted and will have the effect of a negative vote. Please note that a broker or other nominee will not be permitted to vote your shares on Proposals 1 (election of directors), 3 (advisory approval of executive compensation) and Proposal 4 (frequency of advisory vote on executive compensation) absent specific instructions from you. Broker non-votes on Proposal 1 will have no effect; broker non-votes on Proposal 3 will have the effect of a negative vote on the proposal. Because Proposal 2 is a routine proposal on which a broker or other nominee generally has discretionary authority to vote, we do not expect any broker non-votes on Proposal 2. With respect to Proposal 4, the Company will consider the frequency receiving the highest number of votes as the frequency favored by stockholders

Revocability of Proxies

Proxies granted pursuant to the enclosed proxy card are revocable at any time before the voting of shares at the Annual Proxies Meeting with notice to the Secretary of the Company in accordance with the instructions set forth below in the proxy card or by executing and mailing a later-dated proxy. To revoke a proxy given or change your vote cast, by telephone or via the Internet, you must do so by telephone or via the Internet, respectively (following the directions on your proxy card), by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on October 9, 2023.

Proxy Solicitation

The Company will bear the expense of soliciting proxies. Our officers and certain other employees, without additional remuneration, may also solicit proxies personally or by telephone, e-mail or other means.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect seven directors to serve on our Board of Directors until the next annual meeting, or until their successors are elected and shall have qualified, subject to their earlier death, resignation or removal as permitted by law. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the seven persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

Our Board of Directors, acting through our Nominating Committee, is responsible for nominating a slate of directors that collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board.

The Nominating Committee has recommended Edward Richardson, Jacques Belin, James Benham, Wendy Diddell, Kenneth Halverson, Robert Kluge and Paul Plante as nominees for election at the Annual Meeting.

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. All our directors have managerial experience and are accustomed to dealing with complex problems. We also believe each of our nominees has other attributes necessary to create an effective Board, including high personal and professional ethics, the willingness to engage management and each other in a constructive and collaborative fashion, the ability to devote significant time to serve on our Board and its committees and a commitment to representing the long-term interests of all our stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications and skills that led the Nominating Committee and the Board to conclude that each individual should be nominated to serve as a director of the Company.

Jacques Belin, age 71, has been a director of the Company since October 2013. He served as Managing Director of Thales Components and Subsystems (“Thales”) from 2000 to 2011. He retired from Thales in October 2011. Prior to 2000, he served in multiple capacities including Quality and Production Engineer, Operations Manager and Factories Manager. In addition, Mr. Belin was heavily involved at Thales in areas including strategy, sales and marketing and administration. Mr. Belin has been a director for Reltas AG (Switzerland) since 2012. Mr. Belin holds an engineering degree from Ecole Centrale in Paris. His entire career has been devoted to the electron tube and subsystems business. Mr. Belin’s qualifications to serve on our Board of Directors include his vast experience in the industry and knowledge of other advanced power generation, microwave, healthcare and detection technologies.

James Benham, age 78, has been a director of the Company since October 2013. He has served as a Technical and Marketing Consultant to the Night Vision and Microwave Devices Industries since March 2013. He retired in March 2013 after 46 years in the Defense Electronics industry. Prior to his retirement, Mr. Benham was the President of L-3 Communications Narda West Division in Folsom, California from 2011 to 2013. For the previous 16 years, he was President of the Electron Devices Division of L-3 Communications. Mr. Benham served as a director of Intevac (IVAC) Inc. from June 2015 to May 2017. Mr. Benham received his BS in Chemistry from the State University of New York and an MBA from Lynchburg College in Lynchburg, Virginia. He has also completed executive development programs at The Wharton School of the University of Pennsylvania, Harvard Business School and Stanford University. Additionally, Mr. Benham holds a patent in the night vision field. Mr. Benham’s qualifications to serve on our Board of Directors include his 45+ years of technology development, engineering and management experience.

Wendy S. Diddell, age 58, has been a director of the Company since March 2021 and Executive Vice President since June 2007 and, as of December 23, 2015, Ms. Diddell assumed the role of Chief Operating Officer. Effective March 13, 2019, Ms. Diddell assumed direct responsibility for the Richardson Healthcare business. From June 2007 through December 2015, she held the role of Executive Vice President, Corporate Development. From June 2009 through June 2015, she also assumed the role of General Manager of our Canvys business. Prior to June 2007, Ms. Diddell was Executive Vice President and General Manager of our Security Systems Division since February 2006. Prior to that, Ms. Diddell was employed as Vice President and General Manager of the Security Systems Division since June 2004 and as a management consultant for the Security Systems Division since July 2003. Ms. Diddell holds an MBA from the University of Southern Florida. Ms. Diddell’s qualifications to serve on our Board of Directors include her position as our Executive Vice President and our Chief Operating Officer, her industry experience, her management and operations expertise, her deep understanding of the Company and her ability to bring historic knowledge and continuity to the Board.

Kenneth Halverson, age 71, has been a director of the Company since October 2013. He has been a board member of ShiftRx, LLC since November 2018 and a board member for Red Pine Camp Foundation. Mr. Halverson has been a consultant with Halverson Consulting, LLC since 2009. Previously, he was Senior Vice President from 1999 to 2009 with MedAssets, Inc., one of the largest Group Purchasing Organizations in the country. MedAssets provides service to thousands of hospitals helping them to reduce their overall expenses. Mr. Halverson was with Comdisco Inc. from 1984 to 1999, acting as Senior Vice President and President of the Healthcare Group, which leased imaging and clinical equipment as well as refurbished and remarketed imaging equipment. Mr. Halverson holds an MBA in Finance from Northwestern University’s Kellogg School of Management and has held various executive positions with technology and healthcare companies throughout his career. Mr. Halverson’s qualifications to serve on our Board of Directors include his extensive experience with healthcare companies as well as his background in technology and finance.

Robert Kluge, age 77, has been a director of the Company since October 2017. He has served as the General Manager, and later as President of the Imaging Components Business at Varian Medical Systems, Inc. from February 1993 to February 2014 and as a Corporate Senior Vice President. He served as General Manager of X-Ray Products for Picker International from 1988 to 1993 and oversaw the diagnostic X-Ray product line, including X-Ray systems for Radiographic, R&F and Vascular applications, and was later given expanded responsibility for X-ray tubes. Mr. Kluge began his career in 1973 with General Electric Medical Systems as a participant in the Financial Management Program. He held a number of management positions at GE, including Service Business Marketing Manager and General Manager of Marketing and Strategy for the X-Ray Tube business. Mr. Kluge holds a B.S. in Economics and an MBA in Finance from the University of Wisconsin. Mr. Kluge’s qualifications to serve on our Board of Directors include his significant management experience in the design and manufacturing of diagnostic imaging components including CT tubes and flat panel detectors, and his extensive knowledge of marketing, strategy and general management.

Paul J. Plante, age 65, has been a director of the Company since October 2011. Mr. Plante has been Director and Consultant to Cardinal Vending and Markets, LLC, a privately held company, since March 2020. Mr. Plante also serves as a Director of SigmaTron International, Inc. From December 2008 to March 2022, Mr. Plante was the founder and owner of Florida Fresh Vending, LLC, a privately held company, with vending machines throughout the state of Florida that was sold to Cardinal Vending and Markets in March 2020. He has provided business consulting services to the electronics industry since 2008. Prior to that time he was Vice President, Medical Industry Solutions, for the Kimball Electronics Group from February 2007 until May 2008, after the purchase by Kimball Electronics of Reptron Electronics, Inc. From February 2004 to February 2007, Mr. Plante was President and Chief Executive Officer and a member of the Board of Directors of Reptron Electronics, Inc., a publicly held provider of electronics manufacturing services with a focus on the medical industry. From 1994 until 2004, he served as the President and Chief Operating Officer of Reptron. Mr. Plante negotiated and led Reptron Electronics, Inc. through a successful pre-arranged Chapter 11 reorganization period that strengthened the company’s balance sheet and liquidity with no significant loss of customers, employees or suppliers. Prior to 1994, he was the Chief Financial Officer at Reptron and at K-Byte, Inc., a Michigan based software developer and electronics manufacturer. Mr. Plante has a degree in accounting and has been a licensed certified public accountant. We believe Mr. Plante is financially literate and qualifies as an “audit committee financial expert” under SEC rules. Mr. Plante’s qualifications to serve on our Board of Directors include his significant experience in the electronics industry, his experience managing electronics manufacturing companies and his extensive financial knowledge.

Edward J. Richardson, age 81, has been a director of the Company since 1965. He is currently the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Richardson has been employed by the Company in various capacities since 1961. Mr. Richardson’s qualifications to serve on our Board of Directors include his position as our Chief Executive Officer for over 40 years and his unique ability to bring historic knowledge and continuity to the Board.

The Company presently knows of no reason why any of the nominees for director would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors may recommend.

Our Board of Directors recommends that you vote “FOR” the election of each director nominee.

CORPORATE GOVERNANCE

Independence of Directors

The Audit Committee of the Board of Directors has determined that Messrs. Belin, Benham, Halverson, Kluge and Plante are independent as defined by Nasdaq listing standards. All members of the Audit, Compensation & Governance and Nominating Committees are independent in accordance with applicable laws and Nasdaq rules for members of such committees.

Board Leadership Structure

The Company has no fixed policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined, with this decision being made by the Board based on the best interests of the Company and its stockholders considering the circumstances at the time. Currently, these roles are combined, with Mr. Richardson serving as both the Chairman of the Board and the Chief Executive Officer. Mr. Richardson possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business, and is responsible for the day-to-day operations of the Company. Therefore, the Board believes that Mr. Richardson is best positioned to efficiently develop agendas that ensure that the Board's time and attention are focused on the most critical matters and to execute strategic plans effectively, especially given the relatively small size of the Company's Board.

At the selection of the Board, Mr. Plante serves as lead independent director (or “lead director”). The lead director acts as a key liaison with the Chief Executive Officer and assists the Chairman of the Board in setting the Board agenda, chairs executive sessions of the Board and communicates Board member feedback to the Chief Executive Officer. In addition, the Company's non-management directors meet in regularly scheduled executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Board believes this approach appropriately and effectively complements the combined role of Chairman of the Board and Chief Executive Officer.

Board Diversity

Our Board seeks to foster a Board of Directors with diverse experience and backgrounds. The following table presents our Board diversity statistics as self-disclosed by our directors, as required by Nasdaq’s listing standards:

Board Diversity Matrix as of August 1, 2023

		Board Size
Total Number of Directors		7
Gender	Female	Male	Non-Binary	Did Not Disclose
Directors by gender	1	1	-	5
Number of directors who identify in the categories below:
African American	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	1	-	1
Two or more races or ethnicities	-	-	-	-
LBGTQ+		-
Did not disclose demographic background		4

Board and Committee Information

During our last fiscal year, the Board of Directors held four regular meetings. Each director attended, either in person or telephonically, at least 75% of the aggregate number of such Board meetings and meetings of the committees during their period of service in fiscal 2023. Although we have no formal policy about attendance at the Annual Meeting of Stockholders by our Directors, it is encouraged. Last year, seven directors attended the Annual Meeting.

During our last fiscal year, the Board of Directors had four standing committees: the Audit Committee, Compensation & Governance Committee, Executive Committee and Nominating Committee.

During our last fiscal year, the members and chair of each committee were as follows:

Director	Audit	Compensation & Governance	Executive	Nominating
Jacques Belin	✓	✓		✓
James Benham	✓	✓		✓
Kenneth Halverson	✓	✓		✓
Robert Kluge	✓	✓		✓
Paul Plante	✓*	✓*	✓	✓*
Edward Richardson			✓*

* chair

Ms. Diddell did not serve on any committee during the last fiscal year.

Executive Committee. The Executive Committee may exercise all authority of the Board of Directors in the management of the Company during the interval between meetings of the Board of Directors, except as otherwise provided in our by-laws or by applicable law. The Executive Committee did not meet during the last fiscal year.

Audit Committee. The Audit Committee is comprised of five independent directors and the Board of Directors has determined that the composition and functioning of the committee complies with the rules of the SEC and Nasdaq, including that each of its members is independent as that term is defined in Nasdaq rules, and that one of its members, Mr. Plante, qualifies as an “Audit Committee Financial Expert,” as that term is defined in SEC rules. The Audit Committee held four meetings during the previous fiscal year.

The responsibilities of the Audit Committee include:

•
Engaging and discharging the independent auditors (or recommending such actions);
•
Reviewing with the independent auditors the plan and results of the auditing engagement;
•
Reviewing the scope and results of our procedures for internal auditing;
•
Approving each professional service provided by the independent auditors prior to the performance of such services;
•
Reviewing the independence of the independent auditors;
•
Considering the range of audit and non-audit fees for the independent auditors;
•
Reviewing the adequacy of the issuer’s system of internal accounting controls;
•
Directing and supervising special investigations as necessary; and
•
Overseeing such other matters relating to our financial affairs and accounts as required by law or regulation or as it deems desirable or as the Board of Directors may assign to it.

The Audit Committee has adopted a written charter approved by the Board of Directors. A copy of the charter is available on our website at www.rell.com. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference herein.

The Audit Committee report is included in the Audit Matters section.

Compensation & Governance Committee. The Compensation & Governance Committee (the “Compensation Committee”) held four meetings in the last fiscal year. The committee is comprised of five independent directors and the Board of Directors has determined that the composition and functioning of this committee complies with the applicable Nasdaq and SEC requirements.

The committee’s responsibilities include:

•
Establishing, reviewing and approving the base salary, non-equity incentive compensation, perquisites and any other forms of non-equity compensation for our Chairman and Chief Executive Officer and for our executive officers;
•
Reviewing and monitoring our incentive compensation and retirement plans and performing the duties imposed on the Committee by the terms of those plans;
•
Administering our incentive compensation plans, including determining the employees to whom stock options and stock awards are granted, the number of shares subject to each option or award and the date or dates upon which each option or award may be exercised;
•
Developing and reviewing the Company’s Corporate Governance Guidelines; and
•
Performing other duties deemed appropriate by the Board of Directors.

A discussion of the Compensation Committee’s processes and procedures for determining executive and director compensation can be found in the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee chairman reports the Committee’s recommendations on executive compensation to the Board of Directors. The Compensation Committee has authority to retain, approve fees for and terminate consultants as it deems necessary to assist in the fulfillment of its duties and responsibilities. The Compensation Committee has adopted a written charter which is available on our website at www.rell.com.

The report of the Compensation Committee is in the section immediately following the Compensation Discussion and Analysis (CD&A).

Nominating Committee. The Nominating Committee met once during the last fiscal year and is comprised of five independent directors. In considering whether to recommend any particular candidate for inclusion on the Board of Directors’ slate of recommended director nominees, the Nominating Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The committee believes that the background and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the Board of Directors to fulfill its responsibilities.

Director Nominations. Management and the Directors submit candidates for nomination for election to the Board of Directors for committee consideration. With respect to the election of director nominees at the Annual Meeting, the Nominating Committee recommended the Board nominate each of the directors currently serving on the Board.

Stockholders may also submit names of candidates for consideration by the Nominating Committee, provided that such submissions have been received by the Board of Directors no later than July 11, 2023. The Company received no such proposals for the 2023 Annual Meeting of Stockholders. Stockholders may also nominate a candidate or candidates for election as a director during the annual meeting at which directors are elected.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-9 under the Securities Exchange Act of 1934, as amended, which notice must be postmarked or transmitted electronically to the Company at its principal executive offices no later than 60 calendar days prior to the anniversary date of the annual meeting (for the 2024 annual meeting of stockholders, no later than August 10, 2024). However, if the date of the 2023 annual meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made.

Stockholder proposals made in accordance with Rule 14a-8 for inclusion in the proxy statement for presentation at the 2024 Annual Meeting of Stockholders must be received by April 25, 2024 and stockholders who intend to present a proposal at the 2024 Annual Meeting without including such proposal in the Company’s proxy statement must provide the Company notice of such proposal no later than July 9, 2024 (with the submissions of names of candidates for consideration by the Nominating Committee due no later than July 16, 2024).

The Company does not have a policy regarding the consideration of diversity in identifying director nominees. The committee has not adopted a written charter. The Company is utilizing the "Controlled Company" exemption pursuant to Nasdaq Rule 5615(c) for purposes of the Nominating Committee Charter Requirement. The determination is based on the fact that Mr. Richardson beneficially owns approximately 62% of the voting rights as of the record date.

Board Role in Risk Oversight

Non-management Directors meet regularly in executive sessions without management. Executive sessions are held during each regularly scheduled Board meeting and the Company’s lead independent director presides over these sessions.

The Board and each of the Audit, Nominating and Compensation & Governance Committees conduct annual self-evaluations, as contemplated by the Company’s Corporate Governance Guidelines and, as applicable, the charters of such Board Committees.

While the Company's management is responsible for day-to-day management of various risks facing the Company, the Board of Directors is responsible for evaluating the Company's exposure to risk and monitoring the steps management has taken to assess and control risk. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee and the Compensation Committee. The Audit Committee oversees risks related to the integrity of the Company’s financial statements and financial reporting, and the Compensation Committee oversees risks related to the Company’s compensation plans and practices. In performing its oversight responsibilities, the Board receives periodic reports from the Chief Executive Officer and other members of senior management on areas of risk facing the Company. The Audit and Compensation Committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

Compensation of Directors

Non-employee directors receive a quarterly retainer of $4,500, meeting fees of $1,000 for each Audit Committee meeting and $750 for Board and other committee meetings. The Chairman of the Audit Committee receives an additional quarterly retainer of $1,500.

Upon joining the Board, new directors receive a grant of 25,000 common stock options that vest over five years. After the five-year period, directors receive an annual grant of 5,000 common stock options that are fully vested on the date of grant.

Employee directors receive no compensation related to their service on our Board of Directors in addition to their regular employee compensation. For a discussion of the compensation paid to our management directors, Mr. Richardson and Ms. Diddell, see the sections of this proxy statement entitled Compensation Discussion and Analysis and Compensation of Named Executive Officers.

Fiscal Year 2023 Director Compensation Table

The following table shows compensation information for each of our non-employee directors during fiscal 2023.

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards($) (1)	Total ($)
Jacques Belin	$28,750	$27,200	$55,950
James Benham	28,750	27,200	55,950
Kenneth Halverson	28,750	27,200	55,950
Robert Kluge	28,750	27,200	55,950
Paul Plante	34,750	27,200	61,950

(1)
Amounts represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2023 for the fair value of stock options granted to each director, in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 718, and do not correspond to the actual value that will be recognized by each director. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 3, Significant Accounting Policies and Disclosures - Share-Based Compensation, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2023, filed with the SEC on July 31, 2023.

EXECUTIVE OFFICERS

The following are our executive officers as of August 1, 2023:

Name	Age	Position
Edward J. Richardson	81	Chairman, Chief Executive Officer and President
Wendy S. Diddell	58	Executive Vice President, Chief Operating Officer and Director
Gregory J. Peloquin	59	Executive Vice President, Power and Microwave Technologies Group (“PMT”)
Robert J. Ben	58	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Corporate Secretary
Jens Ruppert	50	Executive Vice President and General Manager, Canvys
Kathleen McNally	64	Senior Vice President, Global Supply Chain

Mr. Richardson has been employed by the Company since 1961, holding several positions during this time. He was Chairman of the Board, Chief Executive Officer and President from September 1989 until November 1996. Since that time, Mr. Richardson has continued to hold the offices of Chairman of the Board, Chief Executive Officer and President. He also served as Chief Operating Officer from April 2006 until December 2015, and as the General Manager of the Electron Device Group from June 2009 to June 2014.

Ms. Diddell has been Executive Vice President since June 2007 and, as of December 23, 2015, Ms. Diddell assumed the role of Chief Operating Officer. Effective March 13, 2019, Ms. Diddell assumed direct responsibility for the Richardson Healthcare business. From June 2007 through December 2015, she held the role of Executive Vice President, Corporate Development. From June 2009 through June 2015, she also assumed the role of General Manager of our Canvys business. Prior to June 2007, Ms. Diddell was Executive Vice President and General Manager of our Security Systems Division since February 2006. Prior to that, Ms. Diddell was employed as Vice President and General Manager of the Security Systems Division since June 2004 and as a management consultant for the Security Systems Division since July 2003.

Mr. Peloquin has been Executive Vice President, Power and Microwave Technologies Group since June 2015. In June 2014, he re-joined the Company as Executive Vice President, Electron Device Group. From March 2011 to June 2014, Mr. Peloquin was President of Richardson RFPD, a division of Arrow Electronics. Prior to that, Mr. Peloquin was Executive Vice President of the RF Power & Wireless Division of the Company, which was sold to Arrow Electronics in 2011.

Mr. Ben has been Executive Vice President, Chief Financial Officer and Corporate Secretary since August 17, 2015 and assumed the role of Chief Accounting Officer on October 16, 2016. Prior to joining Richardson Electronics, Mr. Ben was employed by Cobra Electronics Corporation as their Senior Vice President, Chief Financial Officer from 2011 to 2014, Vice President and Corporate Controller from 2008 to 2011, Senior Corporate Controller from 2006 to 2008 and Corporate Controller from 2000 to 2006.

Mr. Ruppert has been the Executive Vice President and General Manager, Canvys since July 2015. Prior to joining Richardson Electronics, Mr. Ruppert was the Managing Director of Envinet GmbH a German based high-tech company. Prior to that, Mr. Ruppert was with NDS Surgical Imaging from April 2006 through December 2013. While with NDS Surgical Imaging, Mr. Ruppert held various management positions including Vice President and General Manager from January 2010 to December 2013. Prior to NDS Surgical Imaging, Mr. Ruppert held management positions at Heraeus-Med (Maquet/Getinge) and Gebrueder Martin (KLS Martin Group). Mr. Ruppert started his career as an engineer and worked his way up through sales, marketing and general management within the medical display and operating room equipment market.

Ms. McNally has been Senior Vice President, Global Supply Chain, since 2009. Previously she served as Senior Vice President of Marketing Operations and Customer Support from 2000 to 2009 and as Vice President and Corporate Officer of Marketing Operations from 1989 until 2000. Prior to that, she held various positions within the marketing department since joining the Company in 1979.

Executive officers are elected annually by the Board of Directors at the time of the annual stockholders meeting and serve until their earlier resignation, death or removal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of common stock and Class B common stock beneficially owned by (1) each director, (2) each of our Non-Director Executive Officers, (3) all directors and executive officers of the Company as a group and (4) each other person who is known by us to beneficially own more than 5% of our common shares. Percent of Class B Common Stock and Percent of Total Voting Rights are based on 14,260,917 shares outstanding as of August 11, 2023. The address of the directors and officers listed below is c/o Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

	Shares of Common Stock (1) (2)		Percent of Common Stock Class	Shares of Class B Common Stock (2)	Percent of Class B Common Stock	Percent of Total Voting Rights
Directors:
Jacques Belin	25,000	(3)	*	—	—	*
James Benham	10,000	(4)	*	—	—	*
Wendy S. Diddell	113,186	(5)	*	—	—	*
Kenneth Halverson	30,000	(6)	*	—	—	*
Robert Kluge	60,000	(7)	*	—	—	*
Paul J. Plante	10,000	(8)	*	—	—	*
Edward J. Richardson	2,122,358	(9)	14.9%	2,012,657	98.1%	61.8%
Non-Director Executive Officers:
Robert J. Ben	54,034	(10)	*	—	—	*
Kathleen McNally	65,950	(11)	*	—	—	*
Gregory J. Peloquin	82,516	(12)	*	—	—	*
Jens Ruppert	51,500	(13)	*	—	—	*
All Executive Officers and Directors as a Group of 11 people	2,624,544	(14)	18.4%	2,012,657	98.1%	63.4%
Other Beneficial Owners:
Dimensional Fund Advisors LP	985,513	(15)	8.1%	—	—	3.0%
Renaissance Technologies LLC	709,529	(16)	5.8%	—	—	2.2%
Royce & Associates, LP	718,763	(17)	5.9%	—	—	2.2%

*Less than 5%

(1)
Except as noted, beneficial ownership of each of the shares listed is comprised of both sole investment and sole voting power, or investment power and voting power that is shared with the spouse of the director or officer.
(2)
Common stock is entitled to one vote per share and Class B common stock is entitled to ten votes per share.
(3)
Includes 25,000 shares of common stock to which Mr. Belin holds stock options exercisable within 60 days of August 11, 2023.
(4)
Includes 10,000 shares of common stock to which Mr. Benham holds stock options exercisable within 60 days of August 11, 2023.
(5)
Includes 7,714 shares of common stock to which Ms. Diddell holds stock options exercisable within 60 days of August 11, 2023 and 105,472 restricted stock awards.
(6)
Includes 30,000 shares of common stock to which Mr. Halverson holds stock options exercisable within 60 days of August 11, 2023.
(7)
Includes 30,000 shares of common stock to which Mr. Kluge holds stock options exercisable within 60 days of August 11, 2023.
(8)
Includes 10,000 shares of common stock to which Mr. Plante holds stock options exercisable within 60 days of August 11, 2023.
(9)
Includes 2,012,657 shares of common stock that would be issued upon conversion of Mr. Richardson’s Class B common stock, 40,000 shares of common stock to which Mr. Richardson holds stock options exercisable within 60 days of August 11, 2023 and 69,701 restricted stock awards. The 2,012,657 shares of Class B Stock are held in a trust with Edward J. Richardson as the trustee and sole beneficiary.
(10)
Includes 6,500 shares of common stock to which Mr. Ben holds stock options exercisable within 60 days of August 11, 2023 and 42,534 restricted stock awards.

(11)
Includes 27,303 shares of common stock to which Ms. McNally holds stock options exercisable within 60 days of August 11 2023 and 35,069 restricted stock awards.
(12)
Includes 34,200 shares of common stock to which Mr. Peloquin holds stock options exercisable within 60 days of August 11, 2023 and 46,296 restricted stock awards.
(13)
Includes 14,000 shares of common stock to which Mr. Ruppert holds stock options exercisable within 60 days of August 11, 2023 and 37,500 restricted stock awards.
(14)
Includes 2,012,657 shares of common stock issuable on conversion of Class B common stock, 234,717 shares of common stock issuable upon options exercisable within 60 days of August 11, 2023 and 336,572 restricted stock awards.
(15)
With respect to information relating to Dimensional Fund Advisors LP, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 14, 2023. Dimensional Fund Advisors LP is the beneficial owner of 985,513 shares, with sole voting power over 972,326 shares and sole dispositive power over 985,513 shares. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.
(16)
With respect to information relating to Renaissance Technologies LLC, we have relied solely on information supplied by such entity on the Schedule 13G/A filed by it with the SEC on February 13, 2023. Renaissance Technologies LLC is the beneficial owner of such shares, with sole voting power over 622,077 shares and sole dispositive power over 709,529 shares. The address for Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022.
(17)
With respect to information relating to Royce & Associates, LP, we have relied solely on information supplied by such entity on the Schedule 13G/A filed by it with the SEC on January 24, 2023. Royce & Associates, LP is the beneficial owner of such shares, with sole dispositive and sole voting power as to such shares. The address for Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, P. A. (“BDO”) to serve as our independent registered public accounting firm for the fiscal year ending June 1, 2024.

Although the Audit Committee is not required to do so, it is submitting its expected selection of our independent registered public accounting firm for ratification at the Annual Meeting in order to ascertain the views of our stockholders. The Audit Committee will not be bound by the vote of the stockholders; however, if the proposed selection is not ratified, the Audit Committee would reconsider its expected selection.

One or more representatives of BDO are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire, and will be available to respond to questions from stockholders.

Our Board of Directors recommends that you vote “FOR” ratification of the selection of BDO USA, P. A. as our independent registered public accounting firm for fiscal 2024.

AUDIT MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of directors that are “independent” as defined under the current Nasdaq listing standards and Rule 10A-3 under the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.rell.com.

The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the process of internal control over financial reporting. The independent registered public accounting firm of BDO USA, P. A. (“BDO”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such audited financial statements with United States generally accepted accounting principles. In addition, the Company’s independent registered public accounting firm is responsible for auditing as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended May 27, 2023 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with BDO the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB, regarding communications concerning independence and has discussed with BDO its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by BDO to the Company is compatible with maintaining the independence of BDO with the Company. The Audit Committee has also discussed with management of the Company and BDO such other matters and received assurances from them as it deemed appropriate.

The Company’s internal auditors and BDO discussed with the Audit Committee the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and BDO, with and without management present, to discuss the results of their reviews, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

Based on the above review and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, that the Audited Financial Statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended May 27, 2023, for filing with the SEC.

Audit Committee of the Board of Directors Paul Plante, Chairman Jacques Belin James Benham Kenneth Halverson Robert Kluge

Independent Auditor’s Fees

The following table sets forth the aggregate fees billed for each of the last two years for professional services rendered by our independent registered public accounting firm BDO for the respective years.

	2023	2022
Audit Fees (1)	$842,852	$757,772
Tax Fees (2)	34,097	37,794
Total	$876,949	$795,566

(1)
Audit Fees were for professional services rendered for the audits of our annual financial statements included in our Form 10-K for the fiscal years ended May 27, 2023 and May 28, 2022 and for the reviews of the financial statements included in our quarterly reports on Forms 10-Q during such fiscal years, statutory audits for certain of our non-U.S. subsidiaries and audits of our internal controls over financial reporting.
(2)
Tax fees were for professional services rendered for tax compliance services, transfer pricing studies and cash repatriations as pre-approved by the Audit Committee.

Audit Fees and Tax Fees are reviewed and specifically approved by the Audit Committee on an annual basis. The Audit Committee has established formal policies and procedures for the pre-approval of audit-related, tax and other fees. These procedures include a review and pre-approval of an annual budget covering the nature of an amount to be expended for auditor services by specific categories of services to be provided.

RELATED PARTY TRANSACTIONS

Pursuant to our Audit Committee Charter and our Code of Conduct, related party transactions involving directors, executive officers or their immediate family members that would be required to be disclosed under SEC and Nasdaq rules must be reviewed and approved by our Audit Committee prior to the Company entering into such transactions. Our Code of Conduct generally describes a prohibited related party transaction as one that would adversely influence an employee or director in the performance of his or her duties to the Company or one that is inconsistent with or opposed to the best interests of the Company. The Code of Conduct contains many standards and examples of potentially prohibited related party transactions, but the Board of Directors retains the discretion to determine whether each potential transaction is consistent with the standards described in the Code of Conduct. Other than the broad standards outlined in the Code of Conduct, we do not have written standards for reviewing and evaluating potential related party transactions. However, Directors may consider any factors that they deem consistent with their fiduciary duties to stockholders.

On June 15, 2015, the Company entered into a lease agreement for the IMES facility with LDL, LLC. That lease agreement was extended for five years in fiscal 2021. The Company shall be entitled to extend the term of the lease for a period of an additional five years by notifying the landlord in writing of its intention to do so within six months of the expiration of the term. The Executive Vice President of IMES, Lee A. McIntyre III (former owner of IMES), has an ownership interest in LDL, LLC. Mr. McIntyre departed the Company in fiscal year 2023, effective as of September 24, 2022. The lease agreement provides for monthly payments over five years with total future minimum lease payments of $0.3 million. Rental expense related to this lease amounted to $0.2 million for the fiscal year ended May 27, 2023, $0.2 million for fiscal year ended May 28, 2022 and $0.1 million for fiscal year ended May 29, 2021.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that the performance and contribution of our executive officers are critical to the success of our long-term strategy. To attract, retain and motivate our executives to accomplish our business strategies, we have implemented executive compensation programs providing executives with the opportunity to earn compensation that rewards performance.

Objectives

The fundamental objectives of our executive compensation programs are to:

•
Attract and retain highly qualified executives by providing total compensation that is internally equitable and externally competitive;
•
Motivate executives by providing performance-based incentives to achieve our annual financial goals and long-term business strategies; and
•
Align the interests of executives with those of stockholders by rewarding our executives for individual and corporate performance measured against our goals and plans, and by granting stock options and other equity-based compensation.

To achieve our compensation objectives, we use a combination of base salary, annual bonus opportunity, the Company’s long-term incentive plan and other benefits, which are described in more detail in this Proxy Statement. When making compensation decisions, the various components of compensation are evaluated together, and the level of compensation opportunity provided for one component may impact the level and design of other components. We attempt to balance the total executive compensation program to promote the achievement of both current and long-term goals.

The Compensation Committee reviews and analyzes our executive compensation policies, programs and practices regularly in light of these objectives and our financial performance to ensure that our compensation practices are appropriately configured to achieve these objectives.

Say on Pay Feedback from Stockholders

A primary focus of our Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s stockholders. Our Board of Directors and Compensation Committee value the opinions of our stockholders regarding executive compensation. As part of its ongoing review of our executive compensation program and as a key component of stockholder input on our executive compensation program, the Compensation Committee considered the affirmative stockholder advisory vote on executive compensation (“Say on Pay Votes”) at the Company’s 2022 Annual Meeting of Stockholders, where a vast majority of our stockholders approved the compensation program described in the proxy statement for that meeting. Based on this approval, the Company did not undertake any significant changes to our executive compensation program in fiscal 2023.

At the 2017 Annual Meeting of Stockholders, the Company’s stockholders also voted, on an advisory basis, whether to hold future Say on Pay Votes every one, two or three years (the “Say on Frequency Vote”). The stockholders voted to recommend that future Say on Pay Votes be held annually. After consideration of the results of the Say on Frequency Vote, the Board of Directors determined that the Company will hold future Say on Pay Votes on an annual basis. The next Say on Frequency Vote will occur at the Company’s 2023 Annual Meeting of Stockholders.

Named Executive Officers

For fiscal 2023, our Named Executive Officers were as follows:

Name	Position
Edward J. Richardson	Chairman, Chief Executive Officer and President
Wendy S. Diddell	Executive Vice President, Chief Operating Officer and Director
Gregory J. Peloquin	Executive Vice President, Power and Microwave Technologies Group (“PMT”)
Robert J. Ben	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Corporate Secretary
Jens Ruppert	Executive Vice President and General Manager, Canvys

Establishing Executive Compensation

Role of the Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to executive compensation. Its role is to review and approve the Company’s compensation programs, policies and practices with respect to its executive officers. The Compensation Committee assists the Board in evaluating the performance of the Chief Executive Officer, which is conducted during executive sessions of the Board. The Committee also reviews the Chief Executive Officer’s evaluation of the performance of the other executive officers in order to determine the base compensation and annual cash incentive and equity opportunities for the executive officers.

The Committee also administers the Company’s equity compensation plans and, in such capacity, determines equity compensation for its executive officers in the form of awards of stock, restricted stock and stock options to support the objectives of its compensation programs.

Role of Management. The Chief Executive Officer (“CEO”) assists the Compensation Committee in reaching compensation decisions by developing recommended compensation for the executive officers. The CEO also develops performance objectives for each executive officer. The CEO meets with each executive officer formally on an annual basis to review past performance and to discuss performance objectives for the following year.

Role of Employment Agreements. The Company considers employment agreements to be an important part of recruiting and retaining qualified executive officers. All of the Named Executive Officers, other than Mr. Richardson, have entered into employment agreements. The employment agreements with each of the Named Executive Officers establish initial base compensation and ongoing annual cash incentive opportunity as a percentage of base compensation. These employment agreements are described in further detail in the Compensation of Named Executive Officers section. Due to his substantial equity stake in the Company, the Compensation Committee does not believe that an employment agreement with Mr. Richardson is necessary to achieve the retention goals served by employment agreements with the other Named Executive Officers.

Role of Compensation Benchmarking. One of the fundamental objectives of the Company’s compensation program is that total compensation be externally competitive. To achieve this objective, the CEO and the Compensation Committee rely on publicly available information related to competitive compensation, based on similarly sized companies in the industries in which the Company operates, internal equity comparisons and general market trends in executive compensation.

Generally, the Compensation Committee uses data from public sources to determine whether the market for executive compensation has changed significantly. If, as a result of its review of such public data, the Compensation Committee believes the market has changed significantly, then it would instruct the CEO to commission a study of executive compensation at certain comparable companies for purposes of evaluating the Company’s compensation arrangements. If the Compensation Committee does not believe the market has changed significantly, then the Committee recommends a fixed percentage merit increase for executives. The Committee’s evaluation of competitive compensation and market trends is based on publicly available information. The Committee does not independently analyze executive compensation at any group of peer companies except when recruiting for new executives.

During fiscal 2023, the Committee did not analyze executive compensation at any group of peer companies as a 3-5% merit increase was given to all Named Executive Officers and their cash incentive target percentages (which percentages are based on such executive officer’s base compensation) were voluntarily reduced in fiscal 2023 for Mr. Richardson and Ms. Diddell, in keeping with prior years’ practices.

Role of Compensation Consultants. The Compensation Committee has the authority under its charter to retain compensation consultants to assist in the evaluation of executive officer compensation and benefits, and to approve the consultants’ fees and other retention terms. However, the Company and the Compensation Committee have not historically engaged compensation consultants in reviewing the Company’s compensation program or practices or determining Named Executive Officer compensation. Instead, the Compensation Committee utilizes publicly available information and informal surveys from professional human resource organizations when determining executive compensation. The Compensation Committee did not retain a compensation consultant during fiscal 2023.

Elements of Executive Compensation

The Company’s executive compensation program is designed to fulfill the Company’s compensation objectives. To do so, the Company employs various compensation elements, which are intended to fulfill one or more of its compensation objectives. The elements of total compensation for its Named Executive Officers are:

•
base compensation;
•
annual cash incentive compensation;
•
equity-based compensation;
•
profit sharing/401(k) plan; and
•
limited perquisites.

Base Compensation. Base salary is the fixed cash component of executive compensation that is intended to attract and retain high-performing executives and are generally established based on various factors, such as the executive’s responsibilities, experience and skills, and competitive market pay for the relevant position. The Compensation Committee alone determines the CEO’s base compensation. In fiscal 2021, fiscal 2022 and fiscal 2023 the Compensation Committee approved a 3.08%, 3.0% and 5.0% increase, respectively, in base compensation for Mr. Richardson.

In fiscal 2021, Ms. Diddell, Mr. Peloquin and Mr. Ben received a 3.08% increase in base salary and Mr. Ruppert received a 2.90% increase in base salary to $301,194 (this amount has been converted into U.S. Dollars from Mr. Ruppert’s base salary of 254,224 Euros, using the annual average rate as of May 29, 2021). In fiscal 2022, Ms. Diddell received a 3.0% increase in base salary to $453,957, Mr. Peloquin received a 3.0% increase in base salary to $369,571, Mr. Ben received a 3.0% increase in base salary to $313,521 and Mr. Ruppert received a 5.0% increase in base salary to $304,894 (this amount has been converted into U.S. Dollars from Mr. Ruppert’s base salary of 266,935 Euros, using the annual average rate as of May 28, 2022). In fiscal 2023, Ms. Diddell received a 5.0% increase in base salary to $476,655, Mr. Peloquin received a 5.0% increase in base salary to $388,050, Mr. Ben received a 5.0% increase in base salary to $329,197 and Mr. Ruppert received a 4.01% increase in base salary to $290,103 (this amount has been converted into U.S. Dollars from Mr. Ruppert’s base salary of 277,639 Euros, using the annual average rate as of May 27, 2023).

The amount of base compensation for each of the Named Executive Officers, other than the CEO, is initially set upon the commencement of his or her employment as an executive officer with the Company and is stated in the Named Executive Officer’s employment agreement, if applicable. This initial amount is established with a goal of attracting talented executive officers to the Company and is recommended by the CEO and approved by the Compensation Committee. Thereafter, each of the Named Executive Officers’ base compensation is reviewed annually by the CEO and the Compensation Committee.

In determining appropriate levels of base compensation for executive officers, the CEO considers the executive officer’s individual performance, the financial performance of the Company and a base compensation that is externally competitive. The Compensation Committee annually reviews the base compensation of the executive officers set by the CEO. The Compensation Committee reports its findings and opinions with respect to base compensation to the Board for further discussion so that the Board may provide feedback to the CEO regarding the Board’s perception of how well the base compensation of the executive officers achieves the Company’s compensation objectives.

Annual Cash Incentive Compensation. Annual cash incentive compensation is intended to attract, as well as motivate and reward, executives in the achievement of short-term performance goals that are critical to the Company’s growth. In October 2012, the Compensation Committee recommended and the Board and stockholders approved the Amended and Restated Edward J. Richardson Incentive Compensation Plan whereby Mr. Richardson would be eligible to receive incentive compensation based on the greater of 2% of annual net income after tax or an incentive based upon achieving pre-established financial objectives set by the Compensation Committee.

In fiscal 2021, fiscal 2022 and fiscal 2023, the Committee selected three metrics by which to evaluate Mr. Richardson’s performance: achieving Company profitability goals; achieving revenue growth targets; and achieving cash and investing activity targets. Under the Amended and Restated Edward J. Richardson Incentive Compensation Plan, Mr. Richardson is eligible for a target incentive opportunity; in fiscal 2021, fiscal 2022 and fiscal 2023, this target incentive opportunity for Mr. Richardson was voluntarily reduced from the maximum bonus amount to 37.5% of his base compensation, which excludes car allowance, incentive, equity award and perquisites. In fiscal 2021, fiscal 2022 and fiscal 2023, Mr. Richardson received incentive payments of $302,000, $327,000 and $412,000, respectively.

On an annual basis, management presents specific recommendations to the Compensation Committee regarding the financial metrics and other components to be included in the annual incentive plan, which are those metrics and components that management believes will provide the best incentive to achieve desired operating results. These recommendations were developed in light of achievement under prior plans and through consultation with the CEO. The Compensation Committee considers management’s recommendation and then determines the final components and structure of our incentive compensation plans based on the objectives of our compensation program.

The target incentive percentages for Named Executive Officers were initially set by the Compensation Committee with a goal of attracting talented executive officers to the Company and are stated in the Named Executive Officer’s employment agreement, if we have an employment agreement with such Named Executive Officer. If we do not have an employment agreement with the Named Executive Officer, then the target incentive percentage is recommended by the CEO and approved by the Compensation Committee on an annual basis. While such Named Executive Officer’s employment agreement provides for a 50% target incentive opportunity based on such officer’s base compensation (excluding, for the avoidance of doubt, any car allowance, incentive, equity awards and perquisites), the target incentive opportunities for Ms. Diddell, Mr. Peloquin, Mr. Ben and Mr. Ruppert were voluntarily reduced to 37.5% of their base compensation in fiscal 2021 (and remained at that level in fiscal 2022 for Ms. Diddell and Mr. Ben) and fiscal 2023 for Ms. Diddell. In recognition of fiscal 2022 and fiscal 2023 performance and in consideration of a compensation package designed to achieve the Company’s compensation philosophy of, among other goals, retaining, motivating and rewarding our executives in the achievement of performance goals, Messrs. Peloquin and Ruppert were awarded bonuses for fiscal 2022 and Messrs. Peloquin, Ruppert and Ben for fiscal 2023 based on the 50% target incentive opportunity provided in their employment agreements.

For fiscal 2023, the Named Executive Officers were eligible for cash incentives based on the following metrics:

Fiscal 2023 Incentive Metrics

	Richardson	Diddell	Peloquin	Ben	Ruppert
Revenue	33%	33%		33%
Operating Income	33%	33%		33%
Cash & Investment Activity	33%	33%		33%
Operating Income excluding Healthcare			25%		25%
Power and Microwave Technologies Group Operating Income			75%
Canvys Operating Income					75%
2% Incentive Adjustment	Variable

Targets for each of the financial metrics are established by the Compensation Committee for each fiscal year and correspond with the annual financial plan for the Company approved by the Board of Directors.

Depending on the performance results achieved, pursuant to the Company’s annual cash incentive program, payments of the awards to the Named Executive Officers could vary as a percentage of the target from 0% to a maximum of 110%.

The table below sets forth the incentive targets and percentage achievement for each of the Named Executive Officers for fiscal 2023.

Fiscal 2023 Incentive Actual Performance

	Richardson	Diddell	Peloquin	Ben	Ruppert
Revenue
% Achievement	103.0%	103.0%	N/A	103.0%	N/A
Eligible	$106,770	$56,745		$52,254
Earned	109,973	58,447		53,822
Operating Income
% Achievement	110.0%	110.0%	110.0%	110.0%	110.0%
Eligible	$106,770	$56,745	$46,197	$52,254	$34,865
Earned	117,447	62,420	50,817	57,479	38,352
Cash & Investment Activity
% Achievement	110.0%	110.0%	N/A	110.0%	N/A
Eligible	$106,770	$56,745		$52,254
Earned	117,447	62,420		57,479
PMT Operating Income
% Achievement	N/A	N/A	82.5%	N/A	N/A
Eligible			$138,589
Earned			114,336
Canvys Operating Income
% Achievement	N/A	N/A	N/A	N/A	104.0%
Eligible					$104,595
Earned					108,778
2% Revenue Incentive Adjustment
Earned	$66,693	N/A	N/A	N/A	N/A

Clawback Provision. The Compensation Committee approved a clawback policy allowing the Committee to clawback incentives for the Named Executive Officers in the event of fraud or illegal conduct. In addition, if the Company was required to prepare an accounting restatement due to material non-compliance with financial reporting requirements, the Committee has the right to recover incentive-based compensation that was awarded based on the erroneous data.

Hedging. The Company maintains a formal policy prohibiting directors, officers and employees from entering into hedging transactions involving our Company stock,

Equity Based Compensation. Our 2011 Long-Term Incentive Plan (as amended and restated, the “2011 Plan”) provides for grants of equity awards to our executive officers to encourage them to focus on long-term Company performance and further align the interest of the Company’s Named Executive Officers with the interests of our stockholders. The plan is administered by the Compensation Committee of the Board.

Consistent with our policy of providing a total compensation package that includes equity-based components, the Compensation Committee makes periodic decisions (normally on an annual basis) regarding appropriate equity grants based on the Company’s achievement of its financial and strategic goals and the participants’ individual performance, based on recommendations from our CEO, which is generally determined on a year-to-year basis. The Compensation Committee has the discretion to determine whether equity awards will be granted to the Named Executive Officers and, if so, the number of shares subject to each award.

The CEO submits to the Compensation Committee, on at least an annual basis, his recommendation for the amount and type of equity award to grant to each Named Executive Officer other than himself. Annual equity recommendations and grants are typically made during our first quarter and are based on the Company’s and the grant recipients’ performance in the prior fiscal year. In determining whether to approve or adjust the recommended grants, the Compensation Committee considers our financial performance in the prior fiscal year, the executive’s level of responsibility and historical award data. The Compensation Committee does not assign a specific weight to any of these factors, but rather these factors are evaluated on an aggregate and qualitative basis.

When awarded, stock options are granted for an exercise price at the fair market value of our common stock on the date of the grant. Under the terms of the 2011 Plan, the fair market value of the stock is the closing sale price of the stock on the date of grant. Our stock options, therefore, have value only if the stock price appreciates following the date the options are granted. Stock option awards to the Named Executive Officers under the 2011 Plan vest over a five-year period with 20% of the stock option grant becoming exercisable 12 months after the date of grant. The remaining options vest and are exercisable in 20% increments over the next four years.

In both fiscal 2021 and fiscal 2022 each of the Named Executive Officers received a grant of restricted stock and a grant of stock options under the 2011 Plan. In fiscal 2023, each of the Named Executive Officers received a grant of restricted stock and a grant of stock options under the 2011 Plan, except for Mr. Peloquin and Mr. Ruppert (who received Stock Options). The fiscal 2023 grants are reported in the table for Grants of Plan Based Awards included in the Compensation of Named Executive Officers section. With respect to these awards, the CEO recommended to the Compensation Committee the number of restricted shares and stock options to be granted to the Named Executive Officers.

Profit Sharing/401(k) Plan. We offer retirement benefits to our employees, including our Named Executive Officers, through a tax-qualified Profit Sharing/401(k) Plan, which is a defined contribution plan designed to accumulate retirement funds for participating employees through individual and Company contributions. Participants are provided the opportunity to make salary reduction contributions to the Profit Sharing/401(k) Plan on a pre-tax basis. The Profit Sharing/401(k) Plan is intended to reward continued employment with the Company.

Limited Perquisites. We offer very few perquisites to our Named Executive Officers, primarily a car allowance. The perquisites provided to each Named Executive Officer in fiscal 2023 totaled less than $15,000 and less than 10% of total annual salary and incentive reported for each Named Executive Officer.

Compensation Policies and Practices as They Relate to Risk Management. As stated above under Corporate Governance—Board Role in Risk Oversight, as part of its responsibilities, the Compensation Committee reviews the Company’s compensation plans and practices for all employees, including executive officers, to determine whether, in its judgment, our compensation programs encourage risk-taking likely to have a material adverse effect on the Company. The Compensation Committee determined that the performance measures and goals under our compensation programs were tied to our business, financial and strategic objectives and, as such, that the programs do not encourage inappropriate or excessive risk-taking.

Fiscal Year 2024 Compensation Actions

Similar to the Company’s actions in fiscal year 2023, on July 17, 2023, the Compensation Committee approved grants by the Company of shares of restricted stock and stock options to officers and employees of the Company.

With respect to the Named Executive Officers, the Compensation Committee, in keeping with the compensation philosophy of encouraging the Company’s Named Executive Officers to focus on long-term Company performance and further align the interest of such executive officers with the interests of our stockholders, approved the following equity award grants: Mr. Richardson received an award of 20,000 shares of restricted stock and 20,000 incentive stock options, Ms. Diddell received an award of 20,000 shares of restricted stock and 20,000 incentive stock options, Mr. Peloquin received an award of 10,000 incentive stock options, Mr. Ben received an award of 10,000 incentive stock options and Mr. Ruppert received an award of 10,000 incentive stock options.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis (the “CD&A”) for the fiscal year ended May 27, 2023 and discussed the CD&A with management. In reliance on the reviews and discussions referred to above, the Compensation Committee has recommended to the Board that the CD&A be included in the proxy statement for the year ended May 27, 2023, for filing with the Securities and Exchange Commission.

Compensation Committee of the Board of Directors
Paul Plante (Chairman)
Jacques Belin
James Benham
Kenneth Halverson Robert Kluge

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The functions and members of the Compensation Committee are set forth above under “Corporate Governance - Board and Committee Information – Compensation & Governance Committee.” All Committee members are independent and none of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company. None of our executive officers currently serves, or served during fiscal 2023, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K (“PvP Rules”) we are providing information regarding the relationship between executive compensation and our financial performance. In determining the Compensation Actually Paid (“CAP”) to our named executive officers, we are required to make various adjustments to amounts that are reported in the Summary Compensation Table (“SCT”), as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.

For additional information on how the Company aligns executive compensation with Company performance, see Elements of Executive Compensation ─ Annual Cash Incentive Compensation.

The table below summarizes compensation values both reported in our Summary Compensation Table, as well as the adjusted values as required by the PvP Rules for fiscal 2023, fiscal 2022 and fiscal 2021.

			Average Summary	Average	Value of Initial Fixed $100
			Compensation	Compensation	Investment Based on:
	Summary Compensation	Compensation	Table Total For	Actually Paid to
	Table Total	Actually Paid	Non-PEO Named	Non-PEO Named	Total	Peer Group Total
Year	for PEO	to PEO	Executive Officers	Executive Officers	Shareholder Return	Shareholder Return	Net Income	Revenue

2023	$1,725,932	$2,394,545	$734,117	$1,045,432	$449	$119	$22,333,000	$262,658,000
2022	1,368,106	2,060,566	643,663	978,487	356	134	17,927,000	224,620,000
2021	1,230,517	1,655,892	553,821	755,588	213	178	1,655,000	176,937,000

Mr. Edward J. Richardson served as the Principal Executive Officer (“PEO”) for fiscal 2023, fiscal 2022 and fiscal 2021. The Other Non-PEO Named Executive Officers (“non-PEO - NEOs”) for fiscal 2023, fiscal 2022 and fiscal 2021 included: Ms. Wendy S. Diddell, Mr. Gregory J. Peloquin, Mr. Robert J. Ben and Mr. Jens Rupert.

A reconciliation of the total compensation reported in the Summary Compensation Table to the Compensation Actually Paid for fiscal 2023, fiscal 2022 and fiscal 2021 for the Company's Principal Executive Officer follows:

	Fiscal Year
	2023	2022	2021

Total Compensation, Summary Compensation Table	$1,725,932	$1,368,106	$1,230,517
Deduction for amounts reported under the Stock Awards column in the SCT	(312,000)	(153,200)	(85,200)
Deduction for Amounts Reported under the Option Awards column in the SCT	(108,800)	(30,000)	(9,800)
Fair value of unvested Stock Options granted in fiscal year	108,800	30,000	9,800
Fair value of unvested Stock Award granted in fiscal year	347,800	279,800	171,000
Change in Fair Value of outstanding unvested Options and Stock Awards granted in prior fiscal years	517,530	418,897	227,235
Change in Fair Value of outstanding unvested Options and Stock Awards granted in prior fiscal years that vest during the fiscal year	115,283	146,963	112,340
Compensation Actually Paid	$2,394,545	$2,060,566	$1,655,892

A reconciliation of the total compensation reported in the Summary Compensation Table to the Compensation Actually Paid for fiscal 2023, fiscal 2022 and fiscal 2021 for the Company's Non-PEO Named Executive Officers follows:

	Fiscal Year
	2023	2022	2021

Average Compensation, Summary Compensation Table	$734,117	$643,663	$553,821
Deduction for amounts reported under the Stock Awards column in the SCT	(107,250)	(90,963)	(50,588)
Deduction for amounts reported under the Option Awards Column in the SCT	(68,000)	(15,563)	(5,084)
Fair value of unvested Stock Options granted in fiscal year	68,000	15,563	5,084
Fair value of unvested Stock Award granted in fiscal year	119,556	166,131	101,531
Change in Fair Value of outstanding unvested Options and Stock Awards granted in prior fiscal years	231,152	195,838	104,659
Change in Fair Value of outstanding unvested Options Stock Awards granted in prior fiscal years that vest during the fiscal year	67,857	63,817	46,165
Average of Compensation Actually Paid	$1,045,432	$978,487	$755,588

Analysis of the Information Presented in the Pay Versus Performance Table

We generally seek to incentivize long-term performance. Accordingly, compensation actually paid as disclosed in the table above may not specifically align with achievement of performance measures for a particular year. In accordance with the PvP Rules we are providing charts to illustrate the relationships between information presented in the Pay Versus Performance table for net income, revenue and total shareholder return (“TSR”).

Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income for fiscal 2023, fiscal 2022 and fiscal 2021.

CAP vs. Net Income Compensation Actually Paid $3,000,000 $2,500,000 $2,000,000 $1,500,000 $1,000,000 $500,000 $0 Net Income (dollars in millions) $25,000,000 $20,000,000 $15,000,000 $10,000,000 $5,000,000 $0 2021 2022 2023 PEO CAP NEO CAP Net Income

Compensation Actually Paid and Revenue

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Revenue for fiscal 2023, fiscal 2022 and fiscal 2021.

CAP vs. Revenue
Compensation Actually Paid
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Revenue (dollars in millions)
$300,000,000
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$0
2021
2022
2023
PEO CAP
NEO CAP
Revenue

CAP vs. Revenue Compensation Actually Paid $3,000,000 $2,500,000 $2,000,000 $1,500,000 $1,000,000 $500,000 $0 Revenue (dollars in millions) $3,000,000 $2,500,000 $2,000,000 $1,500,000 $1,000,000 $500,000 $0 2021 2022 2023 PEO CAP NEO CAP Revenue

Compensation Actually Paid and TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR and the Russell Microcap Technology’s (peer group) TSR for fiscal 2023, fiscal 2022 and fiscal 2021.

CAP vs. TSR Compensation Actually Paid Total Shareholder Return $3,000,000 $2,500,000 $2,000,000 $1,500,000 $1,000,000 $500,000 $0 $500 $450 $400 $350 $300 $250 $200 $150 $100 $50 $0 2021 2022 2023 PEO CAP NEO CAP Company TSR Peer Group TSR

Company TSR and Peer Group TSR

The following chart compares the Company’s cumulative TSR and the Russell Microcap Technology’s (peer group) TSR for fiscal 2023, fiscal 2022 and fiscal 2021.

Company vs. Peer Group $500 $450 $400 $350 $300 $250 $200 $150 $100 $50 $0 2021 2022 2023 Company TSR Peer Group TSR

Financial Performance Measures

The most important metrics we use to determine compensation which is discussed in the Compensation Discussion and Analysis within the section of Elements of Executive Compensation are as follows:

•
Operating income
•
Revenue
•
Cash and investing activity targets

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following tables and accompanying narrative should be read in conjunction with the Compensation Discussion and Analysis. The tables present compensation for our CEO and CFO and each of the three most highly compensated executive officers active at the end of fiscal 2023.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Restricted Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Edward J. Richardson	2023	880,440	312,000	108,800	411,560	13,132	1,725,932
Chairman of the Board, President	2022	844,589	153,200	30,000	326,529	13,788	1,368,106
and Chief Executive Officer	2021	819,749	85,200	9,800	301,689	14,079	1,230,517
Wendy S. Diddell	2023	468,798	312,000	108,800	183,287	47,923	1,120,808
Executive Vice President	2022	449,380	153,200	30,000	173,541	29,800	835,921
and Chief Operating Officer	2021	436,176	85,200	9,800	160,336	33,278	724,790
Gregory J. Peloquin	2023	386,628	-	54,400	165,153	22,413	628,594
Executive Vice President Power	2022	368,743	76,600	13,500	188,375	21,412	668,630
and Microwave Technologies Group	2021	357,982	42,600	4,410	130,532	19,064	554,588
Robert J. Ben	2023	325,580	117,000	54,400	168,780	22,199	687,959
Chief Financial Officer, Chief Accounting	2022	311,589	57,450	11,250	119,853	20,291	520,433
Officer and Corporate Secretary	2021	302,465	31,950	3,675	110,735	18,277	467,102
Jens Ruppert (4)	2023	280,639	-	54,400	147,130	16,936	499,105
Executive Vice President and	2022	292,603	76,600	7,500	152,444	20,522	549,669
General Manager, Canvys	2021	294,012	42,600	2,450	111,043	18,700	468,805

(1)
Amounts in this column represent the aggregate grant date fair value of stock awards calculated in accordance with Financial Accounting Standards Board ASC topic 718. The amounts reflect our accounting expenses for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 3, Significant Accounting Policies and Disclosures - Share-Based Compensation, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on August 1, 2023.
(2)
Amounts in this column represent annual incentive payments earned for fiscal 2023, 2022 and 2021 based on incentive goals established at the beginning of each fiscal year and tied to the Company’s financial goals and personal performance measures, and approved by the Compensation and Governance Committee of the Board of Directors. Additional details regarding annual incentive payments made in 2023 are set forth in the Compensation Discussion and Analysis under Annual Cash Incentive Compensation.
(3)
All Other Compensation for each Named Executive Officer, except Mr. Ruppert, includes: (a) $12,000 annually for car allowance; (b) matching contributions made to the 401(k) plan; and (c) imputed income for each Named Executive Officer, except Mr. Ruppert, group term life insurance in excess of a $50,000 death benefit. For Ms. Diddell, All Other Compensation also includes: (i) $20,259 accrued, but not paid, in fiscal 2023, (ii) $13,754 accrued, but not paid, in fiscal 2022 and (iii) $14,856 accrued, but not paid, in fiscal 2021, in connection with termination payments payable to her. Ms. Diddell’s termination payments are discussed below under the heading Employment Agreements. Mr. Ruppert’s All Other Compensation is entirely related to a car lease paid for by the Company.
(4)
Amounts have been converted into US Dollars from Euros based on an annual average exchange rate as of the last day of each respective fiscal year.

Grants of Plan Based Awards for Fiscal 2023

					All other Stock Awards;	All other Option Awards;	Exercise	Base Price of	Grant Date Fair Value of Restricted Stock
	Estimated Future Payments Under Equity Incentive Plan Awards				Number of Shares of	Number of Securities	or Base Price of	Restricted Stock	Awards and
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date	Stock or Units (#)	Underlying Options (#)	Option Awards	Awards ($/Sh) (1)	Options ($) (2)
Edward J. Richardson	84,081	336,325	504,487	7/18/22	20,000	20,000	15.60	15.60	420,800
Wendy S. Diddell	44,686	178,746	268,118	7/18/22	20,000	20,000	15.60	15.60	420,800
Gregory Peloquin	48,506	194,025	291,038	7/18/22	—	10,000	15.60	15.60	54,400
Robert J. Ben	41,150	164,599	246,898	7/18/22	7,500	10,000	15.60	15.60	171,400
Jens Ruppert	36,263	145,052	217,577	7/18/22	—	10,000	15.60	15.60	54,400

(1)
The base price of restricted stock awards is equal to the closing price of our common stock on the date of grant, as reported on Nasdaq.
(2)
The amounts represent the aggregate grant date fair value computed in accordance with ASC Topic 718 pursuant to Item 402 of Regulation S-K.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on the holdings of stock option and restricted stock awards by the Named Executive Officers as of the end of fiscal 2023.

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Edward J. Richardson	12,000	8,000	5.61	7/22/29	—	—
	8,000	12,000	4.26	7/21/30	—	—
	4,000	16,000	7.66	7/19/31	—	—
	—	20,000	15.60	7/18/32	—	—
	—	—	—	—	40,001	695,617
Wendy S. Diddell	4,000	8,000	5.61	7/22/29	—	—
	4,000	12,000	4.26	7/21/30	—	—
	4,000	16,000	7.66	7/19/31	—	—
	—	20,000	15.60	7/18/32	—	—
	—	—	—	—	40,001	695,617
Gregory J. Peloquin	25,000	—	9.99	6/26/24	—	—
	—	3,600	5.61	7/22/29	—	—
	—	5,400	4.26	7/21/30	—	—
	1,800	7,200	7.66	7/19/31	—	—
	—	10,000	15.60	7/18/32	—	—
	—	—	—	—	10,001	173,917
Robert J. Ben	—	3,000	5.61	7/22/29	—	—
	—	4,500	4.26	7/21/30	—	—
	—	6,000	7.66	7/19/31	—	—
	—	10,000	15.60	7/18/32	—	—
	—	—	—	—	15,000	260,850
Jens Ruppert	3,000	3,000	9.10	8/20/28	—	—
	—	2,000	5.61	7/22/29	—	—
	2,000	3,000	4.26	7/21/30	—	—
	1,000	4,000	7.66	7/19/31	—	—
	—	10,000	15.60	7/18/32	—	—
	—	—	—	—	10,001	173,917

(1)
Options vest on the anniversary of the grant date and become exercisable in annual increments of 20%.
(2)
The expiration date of each option occurs ten years after the date of grant of each option. The table below provides the grant date for each outstanding equity award at the end of the 2023 fiscal year and the respective vesting schedule.
(3)
Restricted stock awards vest on the anniversary of the grant date in three equal installments.
(4)
The market value is based on the closing market price of the Company as of May 26, 2023 (the last trading day prior to the Company’s fiscal year end), being $17.39 per share.

The table below provides the grant date for each outstanding equity award at the end of the 2023 fiscal year, total award, vesting years, vested shares and remaining vesting schedule.

						Remaining Vesting Period
Name	Grant Date (1)	Number of Stock Options Granted	Number of Restricted Stock Awards	Vesting Years	Vested Shares	Fiscal 2024	Fiscal 2025	Fiscal 2026	Fiscal 2027	Fiscal 2028
Edward J. Richardson	7/22/2019	20,000	—	5	12,000	4,000	4,000	—	—	—
	7/22/2019	—	20,000	3	20,000	—	—	—	—	—
	7/21/2020	20,000	—	5	8,000	4,000	4,000	4,000	—	—
	7/21/2020	—	20,000	3	13,333	6,667	—	—	—	—
	7/19/2021	20,000	—	5	4,000	4,000	4,000	4,000	4,000	—
	7/19/2021	—	20,000	3	6,666	6,667	6,667	—	—	—
	7/18/2022	20,000	—	5	—	4,000	4,000	4,000	4,000	4,000
	7/18/2022	—	20,000	3	—	6,666	6,667	6,667	—	—
Wendy S. Diddell	7/22/2019	20,000	—	5	12,000	4,000	4,000	—	—	—
	7/22/2019	—	20,000	3	20,000	—	—	—	—	—
	7/21/2020	20,000	—	5	8,000	4,000	4,000	4,000	—	—
	7/21/2020	—	20,000	3	13,333	6,667	—	—	—	—
	7/19/2021	20,000	—	5	4,000	4,000	4,000	4,000	4,000	—
	7/19/2021	—	20,000	3	6,666	6,667	6,667	—	—	—
	7/18/2022	20,000	—	5	—	4,000	4,000	4,000	4,000	4,000
	7/18/2022	—	20,000	3	—	6,666	6,667	6,667	—	—
Gregory J. Peloquin	7/22/2019	9,000	—	5	5,400	1,800	1,800	—	—	—
	7/22/2019	—	10,000	3	10,000	—	—	—	—	—
	7/21/2020	9,000	—	5	3,600	1,800	1,800	1,800	—	—
	7/21/2020	—	10,000	3	6,666	3,334	—	—	—	—
	7/19/2021	9,000	—	5	1,800	1,800	1,800	1,800	1,800	—
	7/19/2021	—	10,000	3	3,333	3,333	3,334	—	—	—
	7/18/2022	10,000	—	5	—	2,000	2,000	2,000	2,000	2,000
Robert J. Ben	7/22/2019	7,500	—	5	4,500	1,500	1,500	—	—	—
	7/22/2019	—	7,500	3	7,500	—	—	—	—	—
	7/21/2020	7,500	—	5	3,000	1,500	1,500	1,500	—	—
	7/21/2020	—	7,500	3	5,000	2,500	—	—	—	—
	7/19/2021	7,500	—	5	1,500	1,500	1,500	1,500	1,500	—
	7/19/2021	—	7,500	3	2,500	2,500	2,500	—	—	—
	7/18/2022	10,000	—	5	—	2,000	2,000	2,000	2,000	2,000
	7/18/2022	—	7,500	3	—	2,500	2,500	2,500	—	—
Jens Ruppert	8/20/2018	15,000	—	5	12,000	3,000	—	—	—	—
	7/22/2019	5,000	—	5	3,000	1,000	1,000	—	—	—
	7/22/2019	—	10,000	3	10,000	—	—	—	—	—
	7/21/2020	5,000	—	5	2,000	1,000	1,000	1,000	—	—
	7/21/2020	—	10,000	3	6,666	3,334	—	—	—	—
	7/19/2021	5,000	—	5	1,000	1,000	1,000	1,000	1,000	—
	7/19/2021	—	10,000	3	3,333	3,333	3,334	—	—	—
	7/18/2022	10,000	—	5	—	2,000	2,000	2,000	2,000	2,000

(1)
Share vest over the vesting period on the anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information for fiscal 2023 for our Named Executive Officers on stock option exercises during fiscal 2023, including the number of shares acquired on exercise, and the vesting of restricted stock, and, in each case, the values realized therefrom.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired at Vesting	on Vesting
Name	(#)	($)	(#)	($)
Edward J. Richardson	—	$—	20,001	$313,882
Wendy S. Diddell	—	—	20,001	313,882
Gregory J. Peloquin	24,000	282,498	10,000	156,933
Robert J. Ben	4,500	46,335	7,500	117,700
Jens Ruppert	27,000	229,770	10,000	156,933

Employment Agreements

Pursuant to the terms of her employment agreement dated June 1, 2004, as amended December 23, 2015, Wendy S. Diddell is employed as Executive Vice President, Chief Operating Officer. Under the terms of the employment agreement, Ms. Diddell received an initial base salary of $185,000 and a bonus opportunity of up to 50% of her then current base salary. Either the Company or Ms. Diddell may terminate her employment at any time for any reason, and upon any such a termination, the Company will be obligated to pay Ms. Diddell her then annual base salary for twelve months following such termination. During her employment term and for one year after termination for any reason, Ms. Diddell is prohibited from competing against the Company. Ms. Diddell’s employment with the Company is for an indefinite term, during which she is employed on an at-will basis.

Gregory J. Peloquin is employed as Executive Vice President, Power and Microwave Technologies Group under an employment agreement dated June 26, 2014, pursuant to which he received an initial base salary of $309,000 and a bonus opportunity of up to 50% of his then current base salary. Pursuant to the terms of his employment agreement, Mr. Peloquin's employment may be terminated by Mr. Peloquin by providing 60 days’ written notice to the Company. If the Company terminates Mr. Peloquin for any reason other than for cause, disability or death, the Company will be obligated to pay Mr. Peloquin his then annual base salary for twelve months following such termination. During his employment term and for one year after termination for any reason, Mr. Peloquin is prohibited from competing against the Company. Mr. Peloquin's employment with the Company is for a five-year term, during which he is employed on an at-will basis. The term shall be extended automatically for successive one-year periods unless written notice of nonrenewal is provided to Mr. Peloquin or the Company within 60 days prior to the expiration of the Employment Term.

Robert J. Ben is employed as Executive Vice President, Chief Financial Officer and Corporate Secretary under an employment agreement dated August 4, 2015, pursuant to which he received an initial base salary of $270,000 and a bonus opportunity of up to 50% of his then current base salary. Mr. Ben also assumed the role of Chief Accounting Officer on October 16, 2016. Pursuant to the terms of his employment agreement, Mr. Ben’s employment may be terminated by Mr. Ben by providing 60 days’ written notice to the Company. If the Company terminates Mr. Ben for any reason other than for cause, disability or death, the Company will be obligated to pay Mr. Ben his then annual base salary for twelve months following such termination. During his employment term and for one year after termination for any reason, Mr. Ben is prohibited from competing against the Company. Mr. Ben’s employment with the Company is for a three-year term, during which he is employed on an at-will basis. The term shall be extended automatically for successive one-year periods unless written notice of nonrenewal is provided to Mr. Ben or the Company within 60 days prior to the expiration of the Employment Term.

Jens Ruppert is employed as Executive Vice President and General Manager, Canvys under an employment agreement dated August 1, 2015, pursuant to which he received an initial base salary of €200,000 and a bonus opportunity of up to 50% of his then current base salary. Pursuant to the terms of his employment agreement, Mr. Ruppert’s employment may be terminated by either party without a notice period and must be in writing. If the Company terminates Mr. Ruppert for any reason other than for misconduct, the Company will be obligated to pay Mr. Ruppert six times his then monthly base salary at the time of termination. Mr. Ruppert’s employment with the Company is for an indefinite period of time.

Mr. Richardson does not have an employment agreement with the Company.

Potential Payment upon Termination or Change in Control

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change in control, assuming a May 27, 2023 termination date or change in control. Such payments are subject to the terms of the employment agreements as described above.

Name	Termination for Cause or Voluntary Termination without Good Reason	Voluntary Termination for Good Reason by Executive	Death	Disability	Termination without Cause by Company	Change in Control with Termination by Executive	Termination by Executive for any Reason
Edward J. Richardson	$—	$—	$—	$—	$—	$—	$—
Wendy S. Diddell	485,606	485,606	—	—	485,606	485,606	485,606
Gregory J. Peloquin	—	—	—	—	388,050	—	—
Robert J. Ben	—	—	—	—	329,197	329,197	—
Jens Ruppert	—	—	—	—	145,052	—	—

Such payments are subject to the terms of the employment agreement as described above and, further, commencement of such payments may be delayed following an executive’s termination to comply with Section 409A of the Internal Revenue Code.

Median Employee to CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee.

For our fiscal year 2023, we estimate the total annual compensation of our median employee is $73,000. As reported in the Summary Compensation Table, the annual total compensation for our CEO for fiscal 2023 is $1,726,000. As a result, we estimate that our 2023 CEO to median employee pay ratio is 24:1.

We identified the median employee in fiscal 2023 by examining the fiscal 2023 total taxable compensation for all individuals, excluding our CEO, who were employed by us on May 27, 2023 (and excluding certain employees who had not yet been paid as of that date given their recent start date). We believe our use of total taxable compensation for these employees was appropriate because taxable income is a consistently applied compensation measure and the information is reasonably ascertainable. After identifying the median employee based on total taxable compensation, we calculated the employee’s annual total compensation using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table.

SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies are likely not comparable to our CEO pay ratio.

PROPOSAL 3 – ADVISORY VOTE REGARDING COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company’s stockholders have the opportunity to approve, by means of a non-binding advisory vote, the compensation of its Named Executive Officers as disclosed in this proxy statement.

This proposal, popularly known as “say-on-pay,” enables stockholders to express or withhold their approval, on an advisory basis, of the Company’s executive compensation program in general. The vote is intended to provide an assessment by the Company’s stockholders of its overall executive compensation program and not of any one or more particular elements of that program. The Compensation Committee and the full Board intend to consider and take into account the outcome of this non-binding advisory vote in making future executive compensation decisions. Because this vote is advisory and non-binding, it will not necessarily affect or otherwise limit any future compensation of any of the Named Executive Officers.

The Company’s executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are strongly urged to read this material in its entirety to obtain an informed understanding of the compensation programs for our executives.

The Company believes that its executive compensation program is aligned with the long-term interests of its stockholders. In addition to enabling the Company to attract and retain executive officers of the necessary caliber, its executive compensation program has as its objectives (i) motivating executives by providing performance-based incentives to achieve the Company’s annual financial goals and long-term business strategies; and (ii) aligning the interests of executives with those of stockholders by rewarding its executives for individual and corporate performance measured against its goals and plans and by granting stock options and other equity-based compensation.

The Company believes that its executive compensation program satisfies these objectives. The Company’s executive compensation program consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and a performance bonus based on financial and personal performance, and long-term incentive compensation is paid in the form of stock options or restricted stock.

For these reasons and the reasons elaborated more fully in the “Compensation Discussion and Analysis” section and the related tables and narrative discussion, the Board of Directors requests stockholders to approve the following resolution:

Resolved, that the stockholders approve the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement, including the “Compensation Discussion and Analysis” section and the related compensation tables and narrative discussion.

The Board of Directors has adopted a policy providing for annual "say-on-pay" advisory votes and the next "say-on-pay" vote will occur at the 2023 annual meeting.

Our Board of Directors recommends that you vote “FOR” the approval on an advisory basis of the compensation of our Named Executive Officers.

PROPOSAL 4 - NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our Stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 above should occur every year, every two years or every three years. We have had annual votes on executive compensation starting with our 2011 Annual Meeting of Stockholders.

While the Company believes that its executive compensation program is aligned with the long-term interests of its stockholders, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more immediate feedback on our compensation disclosures. However, Stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, it may not be appropriate or possible to change our executive compensation programs in consideration of the results of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of Stockholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our Stockholders.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The Company will consider the frequency receiving the highest number of votes as the frequency favored by stockholders. Stockholders are not voting to approve or disapprove the recommendation of the Board. Although non-binding, the Board will review the results of the stockholder vote. Notwithstanding the Board’s recommendation and the outcome of the Stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with Stockholders and the adoptions of material changes to compensation programs

Our Board Recommends a Vote to Conduct Future Advisory Votes on Executive Compensation Every Year.

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2024 Annual Meeting of Stockholders must be received by the Company by April 25, 2024. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission. It is suggested that the proposal be submitted by certified mail, return receipt requested. Stockholders who intend to present a proposal at the 2024 Annual Meeting without including such proposal in the Company’s proxy statement must provide the Company notice of such proposal no later than July 9, 2024. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

See also Board and Committee Information – Director Nominations in the section Corporate Governance.

OTHER MATTERS

Annual Report

Our Annual Report on Form 10-K for the 2023 fiscal year accompanies this proxy statement but is not deemed a part of the proxy soliciting material.

A copy of the 2023 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to stockholders without charge upon written request to: Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, Attention: Secretary. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2023 Form 10-K is also available through the Securities and Exchange Commission’s website (www.sec.gov).

Householding Information

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the notice of Internet availability of the proxy statement or of this proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to stockholders upon request by telephone or in writing at: Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, Attention: Secretary; telephone (630) 208-2200.

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all directors, officers and employees, including the Chief Executive Officer and Chief Financial Officer. A current copy of the code of conduct is posted on our website (including any related amendments and waivers), which is located at www.rell.com under “Investor Relations” and may be obtained without charge from our Corporate Secretary, Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.

Our policies and practices include ethical and legal standards that must be followed by employees in conducting our business. Compliance with laws and regulations is specifically required. Every employee has the right and duty to report to the Company, to the extent not contrary to local law, any conduct which does not conform to these ethical and legal standards. We established the Richardson Hot Line to receive reports of possible wrongdoing and to answer questions about business conduct. Calls go directly to our Internal Audit Representative, or Audit Committee Representative.

Also, employees may report violations directly to appropriate government officials. Hotline posters explaining the procedure for making and handling Hot Line/Open Line calls are posted in our facilities and on our intranet for all employees to review. Employees at any level can call directly when they have a business conduct issue, without fear of reprisal.

Stockholder Communications

Stockholders may communicate with our Board of Directors by writing to Richardson Electronics, Ltd., Board of Directors, 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

Other Matters Before the Annual Meeting

As of the date of this proxy statement, we know of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy, or their substitute will vote said proxy according to their best judgment.

Richardson Electronics Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE – www.proxypush.com/RELL Use the Internet to vote your proxy until 10:59 p.m. (CDT) on October 9, 2023. PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 10:59 p.m. (CDT) on October 9, 2023. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Please detach here The Board of Directors Recommends a Vote FOR Items 1, 2 and 3, and 1 Year for Item 4. 1. Election of directors: 01 Edward J. Richardson 02 Paul J. Plante 03 Jacques Belin 04 James Benham 05 Kenneth Halverson 06 Robert Kluge 07 Wendy Diddell ☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. To ratify the selection of BDO USA, P. A. as the Company's independent registered public accounting firm for fiscal 2024. 3. To approve, on an advisory basis, the compensation of the Company's Named Executive Officers. 4. Non-binding advisory vote on the frequency of an advisory vote on the compensation of the Company’s Named Executive Officers. ☐For ☐ Against ☐ Abstain ☐For ☐ Against ☐ Abstain ☐1 Year ☐ 2 Years ☐ 3 Years ☐Abstain NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: ☐ Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis - trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy

RICHARDSON ELECTRONICS, LTD. ANNUAL MEETING OF STOCKHOLDERS October 10, 2023 2:00 p.m. CDT Corporate Headquarters 40W 267 Keslinger Road LaFox, Illinois 60147 Richardson Electronics Proxy The undersigned hereby appoints Edward J. Richardson and Wendy S. Diddell as Proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock and Class B Common Stock of Richardson Electronics, Ltd. held of record by the undersigned at the close of business on August 11, 2023 at the Annual Meeting of Stockholders to be held on October 10, 2023 or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. See reverse for voting instructions.